Exhibit 10.16

Date:	April 26, 2010

Expatriate Agreement: Employee ID: Expatriate Host Location:	Joseph C. Antonellis 303918 London, UK

The Long Term International Assignment Policy Guidelines have been established to meet the needs of transferees. This policy applies to employees of State Street Corporation, herein referred to as “the Company.” The following items constitute your assignment package that will be in effect during your London assignment beginning on or about May 1, 20101.

GENERAL

The policies and procedures summarized in the agreement have been adopted voluntarily by State Street and are not intended to give rise to contractual rights or obligations or otherwise modify your terms of employment (e.g., your at-will status or employment contract).

Duration

The duration of this assignment is expected to be two years. The assignment may be extended by mutual agreement between you and the Company on a year-to-year basis within policy limits. The Company reserves the right, however, to terminate this or any assignment earlier than the expected date of its conclusion for any reason. At the conclusion of this assignment, the Company will repatriate you to your home country unless you and the Company mutually agree on your localization in the host country or your transfer to a new expatriate assignment at a State Street location in another host country.

Family Considerations

The Company will accommodate the needs of an accompanying family member(s), (i.e. child, domestic partner or spouse) provided the accompanying family member is able to secure a visa for the duration of the assignment.

No Exception Policy

State Street routinely participates in vendor surveys and industry mobility groups to ensure that our mobility policies are competitive and we provide a standard set of benefits for mobile employees and their families. The benefits the Company provides in this policy are competitive and therefore the Company has adopted a No Exception policy. Exceptions are very rare.

Any exception to policy must go through the formal appeal process managed by Global Mobility department. Exceptions below $5,000 must be approved by a Senior Vice President, exceptions totaling $5,000-$10,000 require Executive Vice President approval and any exceptions above $10,000 require approval by the full Management Committee. Please note the amounts are inclusive of the tax grass-up.

[1]	Estimated start date. Start date is dependent upon receipt of work authorization.

PRE-DEPARTURE CONSIDERATIONS

Visa & Work Permit

We must ensure that all employees hold valid immigration permission to work to comply with the terms of relevant legislation at the host location. Therefore, it is necessary for you to obtain the appropriate immigration permission to work and reside in the host country. You will be required to present the relevant documents upon arrival, prior to commencing your employment.

The Company will make arrangements for you (and your accompanying dependents) to obtain the necessary visa and residency authorization and will pay for all fees associated with obtaining them. The Company’s obligation is restricted to securing and maintaining your permission to legally work in the host country. Any other assistance will require separate authorisation. If necessary, legal counsel will be engaged by the Company at its own expense to assist in this process. You are expected to provide complete cooperation in securing the initial visa(s) and in any subsequent renewal thereof.

To enable us to meet statutory and regulatory obligations of the host location immigration system, you are required to keep host location GHR updated with changes in residential address, home telephone number, mobile telephone number and host country immigration status while on assignment. Changes will need to be reported within five working days of the change occurring. We may provide host country government agencies with your personal data to enable us to fulfil our legal obligations.

Home Country Residence

HOME OWNER

a)	Rent /Lease – You may choose to rent or lease your house. The advertisement costs and/or agent fees will be paid by the Company. The Company will also provide you with property management services through the Company’s designated provider. You will not be reimbursed for any other aspects related to your home country residence including but not limited to assistance with property taxes or insurance (including renter’s insurance, if applicable). We encourage you to check with your insurance carrier to ensure your coverage is sufficient to meet your needs.

If the rental agent has not been able to lease or rent the house prior to your leaving, the Company will waive the home housing norm for up to two months, if necessary. If your property has not been rented by the end of the second month and you can prove that you have been actively trying to rent the property, Global Mobility will seek approval from senior management to waive the home housing norm for an additional period of time.

In the event you lease your property and the monthly rental income does not cover your monthly mortgage (principle and interest only), the Company will reduce your monthly home housing norm by the difference between the monthly rental income you receive and the monthly mortgage (principle and interest only). If this were to occur, you would be required to provide Global Mobility with a copy of your mortgage statement and rental agreement in order to verify the amounts and implement the change.

b)	Leave Vacant – You may choose to leave your house vacant while on assignment. The Company will provide property management services through the Company’s designated provider. You will not be reimbursed for any other aspects related to your home country residence including but not limited to assistance with property taxes or insurance (including renter’s insurance, if applicable). We encourage you to check with your insurance carrier to ensure your coverage is sufficient to meet your needs.

If there is a change in status of the home country housing while on assignment, you are responsible for notifying Global Mobility as soon as the change is known or occurs.

You are responsible for any damages to your home country residence. You are responsible for obtaining appropriate insurance coverage for your home country residence. We encourage you to contact your insurance carrier to ensure your coverage is sufficient to meet your individual needs. The Company will not be held responsible for loss or damage at your home country residence.

Home Country Automobile(s)

The Company will reimburse you for the loss on sale or lease cancellation of one (1) automobile/motorcycle, if single, and up to two (2) automobiles/motorcycles, if married, It is expected that you will make every effort to sell your vehicle at the highest possible market value.

Reimbursement will be calculated based on the difference between the retail value (as determined by a reputable, published source) of the automobile and the actual selling price. In no case will reimbursement exceed 20% of the automobile’s retail value. Additionally, there is a maximum payment per assignment of the local currency equivalent of US$10,000, whether you sell one (1) or two (2) automobiles. To seek reimbursement, you are required to provide Global Mobility a completed expense form along with a copy of the bill of sale, proof of ownership and published retail value.

The Company will not provide assistance with storing your vehicle or shipping your vehicle to the host location.

Physical Exams & Inoculations

Physical exams are highly recommended at the home location prior to relocation. The host country may require an expatriate to receive inoculations prior to relocating internationally. State Street recommends that you receive the inoculations necessitated by the host country.

GlobeSmart

You are encouraged to use GlobeSmart to increase your cultural awareness and to enable you to work more effectively with your colleagues in your host country. The url for GlobeSmart is www.globesmart.com, you may use your State Street email address to register.

Cultural Training

A cultural orientation will be provided to you to promote an understanding and appreciation of the business practices, culture and values of the host country and to facilitate your transition.

Spousal Assistance

Career and transition assistance will be provided to your accompanying spouse.

House-hunting Trip

The purpose of this trip will be to evaluate living quarters, establish business and personal contacts and to experience the business and cultural environment. You will be reimbursed for round-trip airfare based on the Corporate Travel Policy. The specific air class in which you will travel is subject to change based upon the business area’s budget constraints. Reasonable expenses incurred for lodging, meals and local transportation during this trip will be reimbursed for up to seven (7) calendar days. In addition, reasonable costs for ground transportation to and from the airport will be reimbursed. Any tax due will be the Company’s responsibility.

In most cases, the house-hunting trip should be arranged to coincide with normal business activity. This trip should be coordinated through Global Mobility, who will coordinate the services of a destination agent to assist you in locating housing and settling into the new area.

COMPENSATION AND BENEFITS

Payroll

You will remain on your home country payroll.

Income Taxes

You will be covered by the Company’s “Tax Equalization Policy for International Assignments.” The Tax Equalization Policy ensures that you will pay a level of income tax similar to what you would have paid had you remained in your home country. A copy of the “Tax Equalization Policy for International Assignments” has been provided to you separately cover.

Prior to departure, you will be contacted by the Global Mobility Tax Compliance Team, who will provide you with an overview of the tax policy and program requirements – as well as tax services that may be authorized for this assignment. It is your responsibility to schedule this briefing prior to departure, including completion of all documents requested.

Social Tax

You will remain in the home country social tax system, wherever legally possible.

Salary Review

Your salary review will be applied according to home country practice. Your base salary will not be adjusted solely as a result of this assignment. You will remain on your current salary review schedule/cycle, if any.

Incentive Compensation

If eligible, you will continue to participate in the home country Company bonus and/or equity programs, if any.

Benefits

You will remain covered by the home country benefit plans whenever legally possible.

Medical Insurance

You will be covered by the global medical plan, Aetna Global Benefits, while on this assignment, details of which will be provided to you separately.

Balance Sheet

The function of the balance sheet will be described in your global mobility orientation. A balance sheet will be provided to you separately at least semi-annually or more often if necessary depending on the fluctuations in the cost of living indices and exchange rates.

The balance sheet will include the hypothetical tax equalization components computed by the Company’s tax consultants and the goods and services differential and home housing norm computed by Organizational Resources Counselors, Inc. (ORC).

The Company will update the balance sheet coincident with a change in base salary, family size or revised ORC Compensation Table on the first pay period of the month following any change. The level of your housing norm is expected to remain fixed throughout your assignment unless your family size changes and you move to new accommodations, in which case Global Mobility will review your situation to determine if any change is warranted.

Annual Leave/Vacation

You will continue to accrue annual leave/vacation based on your home country annual leave/vacation policy. If you take home leave, you will need to utilize your allocated annual leave/vacation time.

Public Holidays

You will observe the host country’s public holiday schedule while on assignment. Unless required by applicable law there will be no compensation provided if the host country observes fewer holidays than your home country in any given assignment year.

RELOCATION

Shipping and Storage

The Company will pay for all transportation charges for reasonable and necessary items. This includes packing and crating costs, reasonable storage charges at origin and destination, all applicable duties and insurance charges. Household effects will be transported by surface freight unless the air cost is the same or less than surface freight. The household goods shipment is to be coordinated through the Company’s designated moving company and in adherence to State Street’s shipping policy.

Additionally employees under the expatriate program are entitled to store a reasonable amount of household/personal effects in the home country. Storage arrangements are to be coordinated through the Company’s designated moving company.

You are responsible for insuring your personal belongings at the host location. The relocation company will be able to give you guidance on the level of insurance as well as referrals.

Travel Expenses

The Company will transport you and your spouse to London via air travel when the transfer is effective and required travel and work visas have been approved and to Boston at the conclusion of this assignment. You will be reimbursed for business class airfare. According to Company Policy, the specific air class in which you will travel is subject to change based upon the business area’s budget constraints. Reasonable costs for ground transportation to and from the airport will also be reimbursed.

Temporary Living

If necessary, the Company will arrange on your behalf temporary accommodations for the maximum period of thirty (30) days providing that this has been pre-approved. Thirty (30) days is inclusive of time prior to departure and arrival at the assignment location. In the event that you are approved for temporary living in the assignment location, your goods and services differential may not be implemented, this is dependent on the type of accommodation. However, all other compensation elements of the balance sheet will be implemented. If the goods and services differential has not been implemented, it would then be implemented effective the date of your move to permanent accommodations.

If needed, you will also be entitled to reimbursement of an additional thirty (30) days of temporary living expense upon repatriation. Cash cannot be received in lieu of temporary housing.

Relocation Allowance

The Company will pay you a relocation allowance equal to one month’s base salary up to a maximum of the local currency equivalent of $8,333.33 USD at the beginning of your assignment and upon repatriation at the normal conclusion of the assignment. This payment will be grossed up to be tax free to you and will be paid through the home payroll system classified as “misc.” The payment will be made within the first month of relocation in either direction. The relocation allowance is paid to compensate for relocation inconveniences and covers relocation-related expenditures not specifically covered elsewhere in this document (e.g. necessary alterations and conversions of household items, new license, etc.).

ON ASSIGNMENT PROVISIONS

Assignment Location Housing

The Company will directly pay the monthly rent on your behalf for the duration of the expatriate assignment, subject to the housing cost parameters established by our consultants. The housing accommodations will be consistent with the Company’s image and the size of your family, subject to the approval of local management, Global Mobility and the host Global Human Resources. If utilities are not included in your rent/lease costs, the Company will provide you with a utilities allowance which is intended to cover basic utility costs such as heat, water and electricity. It is not intended to cover items such as yard maintenance, telephone and cable. You are responsible for these costs. The utility allowance will be calculated based on whether you are living in an apartment or house and the number of bedrooms the property contains. The utility allowance will appear as a line item on your balance sheet.

A home country housing norm, as determined by ORC, the Company’s professional consultant, Organizational Resource Counselors (ORC), will be withheld from your salary each pay period. The home housing norm is representative of the amount an employee, with a given salary and family size, typically spends for housing in the home country (mortgage, rent, utilities, repairs, insurance, property taxes, etc.).

It is expected that you will maintain the condition of the property including but not limited to weekly cleaning, trash removal, etc. It is your responsibility to notify the management company and or landlord of any concerns that could potentially cause damage to the property such as leaky pipes, malfunctioning equipment, etc. You are financially responsible for any damage you or your guests cause and for your failure to keep the property in good condition. You will be held accountable for negative abuse.

You are responsible for obtaining appropriate insurance coverage for host country residence. We encourage you to contact your insurance carrier to ensure your coverage is sufficient to meet your individual needs. The Company will not be held responsible for loss or damage at your host country residence.

Goods and Services Differential

You may receive a goods and services differential (G&S). This amount is intended to compensate for the difference in the cost-of-living between United States and London and for foreign exchange rate fluctuation on goods and services expenditures. The G&S is not taxable to you. It is calculated by the Company’s professional consultant, Organizational Resource Counselors (ORC), and is based on four factors:

•	Size of your family stationed at London

•	Your spendable income as determined by ORC

•	Price difference of certain goods between United States and London

•	Exchange rate

ORC pricing agents conduct surveys at least twice a year to determine the costs of goods and services in each location. In those areas experiencing highly inflationary economies, surveys may be conducted as frequently as four times a year.

The G&S amount will fluctuate based on foreign exchange rate fluctuations and pricing surveys. If the exchange rate fluctuates by at least 3% from the rate used in the published ORC table and remains that way for at least 4 consecutive weeks, or if the exchange rate fluctuates by at least 6% for at least 2 consecutive weeks, ORC will issue a new table.

Any updates to the G&S will be implemented the first pay period of the month and the new amount will be indicated on your updated balance sheet.

Home Leave

You will be reimbursed for ten round-trip tickets from London to Boston each assignment year for your spouse. You will also be reimbursed for your spouse’s travel expenses to accompany you on two additional business trips to other locations each assignment year. Cash may not be received in lieu of transportation, and this benefit may not be carried from one assignment year into any other. The maximum class of travel that will be reimbursed for all trips will be business class.

According to the Company Policy, the class of travel is subject to change based upon the business area’s budget constraints. Reasonable costs for ground transportation to and from the airport will also be reimbursed. You will not be reimbursed for hotel costs, car rental or a per diem allowance while on home leave. Any tax due will be the Company’s responsibility.

Dependent Visits to Host Location

You will be reimbursed for two economy class round-trip tickets from US to London each assignment year for your dependent who is attending college in the US.

Club Membership

The Company will pay entrance fees and monthly dues to one business/social club or athletic/fitness club. It is understood that the Company is the beneficial owner of debentures or other evidence of ownership.

Host Country Automobile Provision

You will be provided with a leased car and driver, which will be arranged in conjunction with Corporate Security.

Transportation – Assignment Location

You will be provided a monthly auto allowance of $900 to be paid through US payroll. The amount will assist with rental cars, taxis, and etc. while on assignment.

Emergency Leave

In the event of serious illness or death in your immediate family or your spouse/domestic partner’s immediate family, the Company will provide business class round trip air transportation between the home and host country for you, when authorized by the host Global Human Resources and the Vice President of Global Mobility. The Company defines immediate family as spouse/domestic partner, other adult dependent, grandparent(s), parent(s), sibling(s), or child(ren).

Emergency Assistance

The Company provides assistance for employees in the event of a medical or personal emergency while traveling anywhere in the world. This service will be provided by either International SOS or Aetna Global Benefits.

Visit the International SOS website which maintains current security, medical and cultural information on countries and cities around the world (State Street Member Number 11BCPS000162). This data source should be accessed periodically leading up to your expected date of travel due to changing conditions. You may access the International SOS website from the Global Security website by clicking on International SOS which appears on the right hand side of the Global Security homepage:

http://collaborate/sites/Global-Security/Safe%20Business%2OTravel/default.aspx

Before your departure, please print the membership card which is located on the International SOS website.

In case of emergency while traveling or while on assignment, please contact State Street Global Security at +1 617-985-5001 (Boston), +44 (0) 20 3395 4444 (London) or Sydney +61 2 9323 6242. Also, please check in with Global Security if there is an incident in the region where you are traveling or living so they can provide safety advice as needed.

CONCLUSION OF ASSIGNMENT

Repatriation Planning

You should make every effort to maintain contact with your home country Global Human Resources Business Partner and your direct manager. This will assist you in keeping abreast of developments within the Company including knowledge of new products and services that may have developed since your departure.

You should begin planning for your repatriation, in conjunction with your home country Global Human Resources Business Partner and your direct manager, at least three months prior to your anticipated return.

Transportation

See Travel Expenses under RELOCATION.

Assignment Allowances

The Company will discontinue all assignment-related allowances as of your assignment end date.

Shipment of Goods

See Shipping & Storage under RELOCATION.

Storage

You must make arrangements with the moving company to remove your belongings from storage upon repatriation. The Company will not reimburse you for storage costs incurred beyond 30 days of your assignment end date.

Temporary Living

If applicable, you will be provided with temporary living. The Company will arrange the temporary accommodations on your behalf for a maximum period of thirty days. You will be responsible for all meals and incidental expenses, unless you are placed in a hotel. If this is the case, you will be reimbursed via a Business Travel Allowance (BTA) to be set by Global Mobility.

TERMINATION OF EMPLOYMENT/EARLY TERMINATION OF ASSIGNMENT

Voluntary Termination

In the event you resign while on assignment, voluntarily leave this position but remain employed by State Street, or you are dismissed due to gross misconduct or poor performance the Company will not be responsible for any repatriation costs to the home country, including airfare, shipment of household goods, etc. The Company may also, at its discretion, require you to reimburse the Company for assignment related allowances and benefits provided to you as noted in the Early Termination of Assignment section below.

Involuntary Termination

In the event you are terminated by the Company while on assignment, with or without cause, the Company will provide transportation to Boston including shipment of household goods to the home country, provided you return within three months of termination. If another employer is paying for the relocation at the same time, the Company will not provide duplicate relocation costs. No other costs will be reimbursed. Under no circumstances will a payment be made in lieu of airfare or excess baggage costs.

Early Termination of Assignment

In the event you terminate your assignment early, and remain employed by the Company, the Company may, at its discretion, require you to reimburse the Company for assignment related allowances and benefits provided to you, such as:

•	Relocation Allowance

•	House-hunting Trip

•	Household Moving/Storage Expenses

•	Temporary Living

•	Transportation to/from Assignment Location

•	Lease Cancellation Fees (housing, auto, etc.)

•	Spousal Assistance

The Global Mobility, in conjunction with line management will evaluate the circumstances surrounding the early repatriation in determining the appropriate reimbursement to the Company.

Miscellaneous

Should you qualify and/or receive additional compensation required by local law at termination, payment of other benefits under the expatriate policy will be reduced.

All terms and conditions including but not limited to the changing of allowances (e.g., goods and service allowances), housing terms, medical plan carrier or transportation costs are subject to change by State Street, in its sole discretion, based on internal State Street policies and guidelines, as may be varied by State Street from time to time.

Please initial each page and sign below, signifying your understanding of, and agreement with, the terms of this “Agreement.” Please fax a copy of the agreement to Larry DiGiacomo at LCC1E and keep the original with you at your host location.

Please keep the contents of this individual package confidential.

Agreed:	Date:

/s/ Joseph C. Antonellis	5/3/10
Joseph C. Antonellis	Month/Day/Year

cc:	J. McCune
K. Paton
T. Stuczynski
P. Waller
Global Mobility Tax Compliance team

I, Joseph L. Hooley, President & CEO, have read and agree with the terms of Joseph C. Antonellis’ Expatriate Agreement dated April 26, 2010 from Boston, MA to London, UK. I hereby authorize the expenditure of the cost associated with the terms and conditions described in the Expatriate Agreement.

/s/ Joseph L. Hooley	4/27/10
Joseph L. Hooley President & CEO	Month/Day/Year

I, Cecilia Paschall, have read and agree with the terms of Joseph C. Antonellis’ Expatriate Agreement dated April 26, 2010 from Boston, MA to London, UK.

/s/ Cecilia Paschall	6/1/10
Cecilia Paschall Vice President Global Mobility	Month/Day/Year

I, Hazel Keating, have read and agree with the terms of Joseph C. Antonellis’ Expatriate Agreement dated April 26, 2010 from Boston, MA to London, UK.

/s/ Hazel Keating	6/9/2010
Hazel Keating Vice President Global Human Resources	Month/Day/Year